NEWS RELEASE

CPS ANNOUNCES FIRST QUARTER 2015 EARNINGS

▪	Pretax income of $14.7 million
▪	Net income of $8.3 million, or $0.26 per diluted share
▪	New contract purchases of $234 million
▪	Total managed portfolio increases to $1.726 billion from $1.644 billion at December 31, 2014

IRVINE, California, April 15, 2015 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $8.3 million, or $0.26 per diluted share, for its first quarter ended March 31, 2015.  This compares to net income of $6.7 million, or $0.21 per diluted share, in the first quarter of 2014, a 23.8% increase in diluted earnings per share.

Revenues for the first quarter of 2015 were $86.0 million, an increase of $17.8 million, or 26.2%, compared to $68.1 million for the first quarter of 2014.  Total operating expenses for the first quarter of 2015 were $71.2 million, an increase of $14.9 million, or 26.4%, compared to $56.4 million for the 2014 period.  Pretax income for the first quarter of 2015 was $14.7 million compared to pretax income of $11.8 million in the first quarter of 2014, an increase of 25.4%.

During the first quarter of 2015, CPS purchased $233.9 million of new contracts, an increase of 23.2%, compared to $189.9 million during the first quarter of 2014.  The Company's managed receivables totaled $1.726 billion as of March 31, 2015, an increase from $1.644 billion as of December 31, 2014 and $1.295 billion as of March 31, 2014, as follows ($ in millions):

Originating Entity	March 31, 2015	December 31, 2014	March 31, 2014
CPS	$1,724.5	$1,641.8	$1,282.6
Fireside Bank	0.7	1.7	9.1
As Third Party Servicer	0.3	0.4	3.5
Total	$1,725.5	$1,643.9	$1,295.2

Annualized net charge-offs for the first quarter of 2015 were 6.64% of the average owned portfolio as compared to 5.54% for the first quarter of 2014.  Delinquencies greater than 30 days (including repossession inventory) were 6.86% of the total owned portfolio as of March 31, 2015, as compared to 6.33% as of March 31, 2014.

As previously reported, during March CPS closed its first term securitization transaction of 2015 and the 16th transaction since April 2011, and the fourth consecutive transaction to earn a triple “A” rating on the senior class of notes. In the senior subordinate structure, a special purpose subsidiary sold five tranches of asset-backed notes totaling $245.0 million.  The notes are secured by automobile receivables purchased by CPS and have a weighted average

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effective coupon of approximately 3.01%. The transaction has initial credit enhancement consisting of a cash deposit equal to 1.00% of the original receivable pool balance.  The final enhancement level requires accelerated payment of principal on the notes to reach overcollateralization of 4.00% of the then-outstanding receivable pool balance.

"We believe that we are off to a good start for 2015," said Charles E. Bradley, Jr., Chairman and Chief Executive Officer.  “We continue to maintain our credit and pricing discipline in a competitive environment and achieved our 14th consecutive quarter of increasing quarterly earnings.  The weighted average effective coupon of the notes from our 2015-A securitization was slightly less than that of our 2014-D transaction and we continue to see improvement in our operating leverage.  Our core operating expenses annualized as a percentage of our average managed portfolio decreased to 5.8% for the quarter, the lowest rate since the first quarter of 2010.”

Conference Call

CPS announced that it will hold a conference call on Thursday, April 16, 2015, at 1:00 p.m. ET to discuss its quarterly operating results.  Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time.

A replay of the conference call will be available between April 16, 2015 and April 23, 2015, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 24992318.  A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company’s estimates of incurred losses.  The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to the provision for credit losses may affect future performance.

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Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer
844 878-2777

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Consumer Portfolio Services, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2015	2014
Revenues:
Interest income	$82,359	$64,996
Servicing fees	148	513
Other income	3,482	2,637
	85,989	68,146
Expenses:
Employee costs	14,486	10,890
General and administrative	4,836	3,603
Interest	13,173	13,381
Provision for credit losses	33,439	23,880
Other expenses	5,306	4,628
	71,240	56,382
Income before income taxes	14,749	11,764
Income tax expense	6,416	5,059
Net income	$8,333	$6,705

Earnings per share:
Basic	$0.33	$0.28
Diluted	$0.26	$0.21

Number of shares used in computing earnings
per share:
Basic	25,635	24,355
Diluted	31,991	32,011

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2015	2014
Assets:
Cash and cash equivalents	$20,202	$17,859
Restricted cash and equivalents	173,451	175,382
Total cash and cash equivalents	193,653	193,241

Finance receivables	1,683,904	1,595,956
Allowance for finance credit losses	(68,142)	(61,460)
Finance receivables, net	1,615,762	1,534,496

Finance receivables measured at fair value	743	1,664
Deferred tax assets, net	40,347	42,847
Other assets	54,948	60,810
	$1,905,453	$1,833,058

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$21,665	$21,660
Warehouse lines of credit	21,965	56,839
Residual interest financing	12,074	12,327
Debt secured by receivables measured at fair value	--	1,250
Securitization trust debt	1,697,649	1,598,496
Subordinated renewable notes	15,082	15,233
	1,768,435	1,705,805

Shareholders' equity	137,018	127,253
	$1,905,453	$1,833,058

Operating and Performance Data ($ in millions)

	At and for the
	Three months ended
	March 31,
	2015	2014

Contracts purchased	$233.89	$189.89
Contracts securitized	258.33	174.58

Total managed portfolio	$1,725.52	$1,295.23
Average managed portfolio	1,704.59	1,274.80

Allowance for finance credit losses as % of fin. receivables	4.05%	3.64%

Aggregate allowance as % of fin. receivables (1)	4.93%	4.85%

Delinquencies
31+ Days	5.56%	4.16%
Repossession Inventory	1.30%	2.18%
Total Delinquencies and Repo. Inventory	6.86%	6.33%

Annualized net charge-offs as % of average owned portfolio	6.64%	5.54%

Recovery rates (2)	43.8%	48.1%
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	For the
	Three months ended
	March 31,
	2015		2014
	$(3)	%(4)	$(3)	% (4)
Interest income	$82.36	19.3%	$ 65.00	20.4%
Servicing fees and other income	3.63	0.9%	3.15	1.0%
Interest expense	(13.17)	-3.1%	(13.38)	-4.2%
Net interest margin	72.82	17.1%	54.77	17.2%
Provision for credit losses	(33.44)	-7.8%	(23.88)	-7.5%
Risk adjusted margin	39.38	9.2%	30.89	9.7%
Core operating expenses	(24.63)	-5.8%	(19.12)	-6.0%
Pre-tax income	$14.75	3.5%	$ 11.76	3.7%
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(1) Includes allowance for finance credit losses and allowance for repossession inventory.
(2) Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.
(3) Numbers may not add due to rounding.
(4) Annualized percentage of the average managed portfolio. Percentages may not add due to rounding.